Exhibit 4.13

FORM 51-102F3
MATERIAL CHANGE REPORT

1.	Name and Address of Company

Satellos Bioscience Inc. (the "Company" or "Satellos")
Royal Bank Plaza, South Tower

200 Bay Street, Suite 2800
Toronto, ON M5J 2J1

2.	Date of Material Change

January 27, 2026 and January 29, 2026.

3.	News Release

News releases dated January 28, 2026 and January 29, 2026 were disseminated through the facilities of Business Wire, and subsequently filed on SEDAR+ at www.sedarplus.ca.

4.	Summary of Material Change

On January 27, 2026, pursuant to the filing of articles of amendment, the Company completed a consolidation (the "Consolidation") of its common shares (the "Common Shares") on the basis of twelve (12) pre-Consolidation Common Shares for every one (1) post-Consolidation Common Share. The Common Shares began trading on the Toronto Stock Exchange (the "TSX") on a post- Consolidation basis on January 30, 2026. The Company also announced that it had applied to list the Common Shares on The Nasdaq Stock Market LLC ("Nasdaq") under the symbol "MSLE".

On January 29, 2026, the Company announced the appointment of Antoinette Paone as Chief Development Officer ("CDO") and Head of Regulatory Affairs.

5.	Full Description of Material Change

5.1	Full Description of Material Change

Share Consolidation

On January 27, 2026, the Company completed the Consolidation. The Common Shares began trading on the TSX on a post-Consolidation basis on January 30, 2026.

The Consolidation ratio approved by the Board of Directors is within the previously disclosed range of ratios for a share consolidation authorized by the shareholders of the Company at the Annual and Special Meeting of Shareholders held on June 18, 2025. The number of Common Shares outstanding immediately prior to the Consolidation was 185,507,153. The number of Common Shares outstanding immediately following the Consolidation is 15,458,903.

The Consolidation is intended to increase the quoted market per share price of the Company's Common Shares to meet Nasdaq's requirement that the Common Shares trade at US$3.00 or higher as of the listing date. The Company has applied to list the Common Shares on Nasdaq under the symbol "MSLE". Final approval of the listing of the Company’s Common Shares on Nasdaq remains subject to the satisfaction of all applicable listing requirements and the approval of Nasdaq.

Each shareholder's percentage ownership interest in the Company and proportional voting power remains substantially unchanged following the Consolidation, subject to minor adjustments resulting from the treatment of fractional shares. Outstanding stock options and pre-funded warrants will be adjusted in accordance with their respective terms to reflect the Consolidation, including proportionate adjustments to the number of securities issuable upon exercise thereunder and the applicable exercise prices.

No fractional Common Shares will be issued as a result of the Consolidation. All fractions of shares will be rounded down to the nearest whole number. No cash consideration will be paid in respect of fractional shares.

The Company’s new CUSIP number is 80401L803 and the new ISIN number is CA80401L8033. The Company’s name and trading symbol on the TSX remains unchanged.

A letter of transmittal was mailed to registered shareholders providing instructions to surrender the certificates evidencing their Common Shares to Satellos’ transfer agent, Computershare Investor Services Inc., for replacement certificates representing the number of Common Shares to which they are entitled as a result of the Consolidation. A copy of the letter of transmittal is available on the SEDAR+ profile of Satellos at www.sedarplus.ca.

Non-registered shareholders who hold Common Shares through a bank, broker or other nominee should note that these intermediaries may have their own procedures for processing the Consolidation which may differ from those described above for registered shareholders. Nonregistered shareholders who have questions should contact their bank, broker or other nominee for more information.

Appointment of Chief Development Officer

On January 29, 2026, the Company announced the appointment of Antoinette Paone as CDO and Head of Regulatory Affairs. Ms. Paone brings extensive experience leading regulatory strategy from clinical development through approval, including her work on Kalydeco and Orkambi at Vertex Pharmaceuticals (Nasdaq: VRTX). She joins Satellos from Generation Bio (Nasdaq: GBIO), where she most recently served as Chief Operating Officer.

At Generation Bio, Ms. Paone led the company’s growth from start-up to a development-ready organization, shaping key business functions, including regulatory strategy, quality, CMC, technical operations, and program management. She was also part of the executive team responsible for a series of equity financings over four years, including a successful IPO and a strategic partnership with Moderna. Prior to Generation Bio, she spent more than a decade at Vertex, most recently as Vice President, Head of North American Regulatory Affairs Strategy, where she led regulatory efforts for multiple novel small molecule cystic fibrosis therapies, including Kalydeco and Orkambi. Earlier in her career, she held roles at Merck & Co. and Millenium Pharmaceuticals, Inc. Ms. Paone holds an MBA from Bentley College, an MS in Organic Chemistry from Yale University, and a BS in Chemistry from Fordham University.

6.	Disclosure for Restructuring Transaction

Not applicable.

7.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

8.	Omitted Information

Not applicable.

9.	Executive Officer

For additional information please contact Liz Williams, Chief Financial Officer of the Company at ir@satellos.com.

10.	Date of Report

January 30, 2026.

Forward Looking Statements

This material change report contains forward-looking statements and forward-looking information within the meaning of Canadian securities legislation (collectively, "forward-looking statements") that relate to the Company's current expectations and views of future events, including, without limitation, statements with respect to the potential listing of the Common Shares on Nasdaq. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result", "are expected to", "expects", "will continue", "is anticipated", "anticipates", "believes", "estimated", "intends", "plans", "forecast", "projection", "strategy", "objective" and "outlook") are not historical facts and may be forward-looking statements and may involve estimates, assumptions and uncertainties which could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. No assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this material change report should not be unduly relied upon. These statements speak only as of the date of this material change report. Forward-looking statements are based on a number of assumptions and are subject to a number of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those that are disclosed in or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, those listed in the "Risk Factors" section of the Company's Annual Information Form dated March 26, 2025. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. New factors emerge from time to time, and it is not possible for the Company to predict all of them or assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements contained in this material change report are expressly qualified in their entirety by this cautionary statement.